Exhibit 99.1

CONTACT: Kenneth W. Locke, Ph.D. Chief Business Officer MediciNova, Inc. Phone: 858-373-1200 E-mail: locke@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces the Initiation of a Clinical Development

Program to Evaluate MN-221 for the Treatment of Status Asthmaticus

SAN DIEGO, Calif. – June 13, 2006 – MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced the initiation of a clinical development program designed to evaluate the safety and efficacy of MN-221, a highly selective ß2-adrenergic receptor agonist, for the treatment of status asthmaticus. Status asthmaticus is a long-lasting and severe asthma episode in which asthma symptoms are not responsive to initial bronchodilator or corticosteroid therapy. Status asthmaticus is an emergency situation that can lead to death; Emergency Department treatment and in some cases hospital admission are indicated. MediciNova has developed and studied an intravenous formulation of MN-221 appropriate for hospital use. MediciNova plans to initiate a Phase II study in patients with status asthmaticus under a U.S. IND for this indication later this year, representing MediciNova’s eighth development program, seven of which will be in Phase II – III this year.

“Inhaled and nebulized ß-adrenergic agonists which are current standard care are often inadequate to control the symptoms of status asthmaticus,” said Yuichi Iwaki, M.D., Ph.D., Executive Chairman and CEO of MediciNova, Inc. “MN-221 offers the potential clinically important advantages of fewer cardiovascular side effects than older ß-adrenergic agonists due to its greater selectivity for the ß2-adrenergic receptor with the convenience and immediacy of intravenous delivery for this life-threatening condition for patients who can not get full benefit from inhaled ß-adrenergic agonists treatment due to severe bronchoconstriction.”

Despite significant improvements in the treatment for asthma over the past 20 years, there has not been a corresponding decrease in either hospitalizations or deaths due to asthma. Data from the National Center for Health Statistics show that in 1980, 408,000 patients were hospitalized in the U.S. for asthma; in 2002, 484,000 were admitted. There were 2,891 deaths due to asthma in 1980; deaths in 2002 were 4,261. Visits to Emergency Departments for asthma increased from 1.5 million in 1990 to 1.9 million in 2002; over 25% of these visits resulted in hospitalizations. In 2004, according to the National Heart, Lung and Blood Institute, $518MM was spent for Emergency Department visits due to asthma and $2.7 billion for hospitalizations. There remains an unmet medical need for a safe and effective treatment that could prevent some of these hospitalizations.

MN-221 is a novel, highly selective ß2-adrenergic receptor agonist licensed from Kissei Pharmaceutical Co., Ltd. for development by MediciNova for the treatment of preterm labor, and now also, status asthmaticus. Preclinical studies conducted in vitro and in vivo show MN-221 to be highly selective for the ß2-adrenergic receptor. Moreover, in these studies, the ß1-adrenergic receptor stimulating activity of MN-221 was significantly less than that of other ß2-adrenergic receptor agonists in isolated rat atrium and in in vivo cardiac function tests in rats, dogs and sheep, suggesting that the stimulating action of older, less selective ß2-adrenergic receptor agonists on the heart may be reduced with MN-221 due to its greater ß2-adrenergic receptor selectivity. In January 2005, MediciNova opened a U.S. IND and initiated a clinical study in the U.S. to develop MN-221 for the management of preterm labor based on preclinical and clinical data involving over 280 healthy volunteers and patients in preterm labor. MediciNova has completed an additional Phase I study using a relatively rapid intravenous infusion of MN-221, followed by a slower rate of infusion suitable for emergency use in treatment of preterm labor or status asthmaticus. As in previous studies, MN-221 was well tolerated with no evidence of significant effects on heart rate at the doses and rates of infusion tested. No serious adverse events have been observed in any clinical study of MN-221.

MediciNova acquired a license to MN-221 from Kissei Pharmaceutical Co., Ltd. for global markets, with the exception of Japan and other selected Asian countries. The data acquired from Kissei includes extensive preclinical and clinical safety data.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes six compounds in clinical testing, targets a variety of prevalent medical conditions, including asthma, Generalized Anxiety Disorder, multiple sclerosis, interstitial cystitis, status asthmaticus, preterm labor cancer and urinary incontinence. For more information on MediciNova, Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding clinical trials supporting efficacy of one of our product candidates as well as the potential novelty of that candidate as a treatment for disease. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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